As filed with the Securities and Exchange Commission on November 16, 1998
                                                       Registration No. 333-____
                     ======================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  ------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -------------

                            COVOL TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                  Delaware                                   87-0547337
                  --------                                   ----------
       (State or Other Jurisdiction of                    (I.R.S. Employer
       Incorporation or Organization)                  Identification Number)


                            3280 North Frontage Road
                                Lehi, Utah 84043
                                 (801) 768-4481
                                 --------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                                  Brent M. Cook
                       Chairman of the Board of Directors
                            3280 North Frontage Road
                                Lehi, Utah 84043
                                 (801) 768-4481
                                 --------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)


                                   Copies to:

                                Richard T. Beard
                                Paul H. Shaphren
                         Callister Nebeker & McCullough
                          Gateway Tower East, Suite 900
                              10 East South Temple
                           Salt Lake City, Utah 84133
                                 (801) 530-7300



            Approximate  date of  commencement  of proposed  sale to the public:
From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                                ----------------

                                                   CALCULATION OF REGISTRATION FEE

  Title of Each Class of                               Proposed Maximum            Proposed Maximum
     Securities to Be             Amount to             Offering Price                Aggregate                   Amount of
        Registered              Be Registered            Per Share(1)             Offering Price(1)         Registration Fee(1)(2)
        ----------              -------------            ------------             -----------------         ----------------------
Common Stock ($.001              5,702,420
     par value)                  shares (3)                 $5.66                     $32,275,697                $8,972.64
=========================== ===================== ==========================  ==========================  ========================

(1) Calculated in accordance with Rule 457(c) on the basis of the average of the high and low prices as of November 13, 1998 of Registrant's Common Stock as reported by the Nasdaq National Market.
(2) Registration Fee is calculated on the basis of $278 per $1,000,000 of the Proposed Maximum Aggregate Offering Price.
(3) Shares which may be resold by selling stockholders. No consideration will be received by the Registrant for such shares being registered hereby. Includes the resale of shares issuable by the Registrant on conversion of its Series A and B Preferred Stock and on exercise of outstanding warrants.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the

Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus             Subject to Completion dated November 16, 1998




Prospectus

                                5,702,420 SHARES

                            COVOL TECHNOLOGIES, INC.

                                  COMMON STOCK

     This is an offering of shares of common stock of Covol Technologies, Inc. Selling stockholders identified in this prospectus are offering all of the shares to be sold in the offering. Covol will not receive any of the proceeds from the offering.


     The Company's common stock is quoted on the Nasdaq National Market under the symbol CVOL. On November 13, 1998, the last reported sale price for the Common Stock on the Nasdaq National Market was $5.69 per share.

     The Company's executive offices and telephone number are:

                    3280 North Frontage Road
                    Lehi, Utah  84043
                    (801) 768-4481

This investment involves certain high risks. See "Risk Factors" beginning on page 4.

                              --------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                                   -----------



                 The date of this Prospectus is _________, 1998

            No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholders or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                               ------------------
                                TABLE OF CONTENTS
                               ------------------
                                                                           Page

AVAILABLE INFORMATION......................................................  2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  3

RISK FACTORS...............................................................  4

THE COMPANY................................................................  8

MATERIAL CHANGES........................................................... 23

USE OF PROCEEDS............................................................ 23

SELLING STOCKHOLDERS....................................................... 23

PLAN OF DISTRIBUTION....................................................... 29

LEGAL MATTERS.............................................................. 30

EXPERTS.................................................................... 30



                              AVAILABLE INFORMATION

            The  Company  is subject to the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Citicorp Center, 300 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web (http://www.sec.gov) which contains reports, proxy statements and other information concerning the Company filed electronically with the Commission. Shares of the Common Stock are traded on the Nasdaq National Market. Such reports, proxy statements and other information can also be inspected and copied at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

            The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, the "Registration Statement"), under the Securities Act with respect to the securities offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed with the Commission pursuant to the Exchange Act (File No. 0-27803) are hereby incorporated by reference into this
Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, (the "Form 10-K"), (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1997, March 31, 1998 and June 30, 1998; (iii) the Company's Current Report on Form 8-K dated March 8, 1998; (iv) description of securities continued in Item 11 of the Company's Registration Statement on Form 10/A, Amendment No. 2 dated April 24, 1996; and (v) the Company's Proxy Statement filed August 5, 1998.

            All other documents filed by the Company pursuant to Sections 13(a),
13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering pursuant to this Prospectus shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to:

                    Investor Relations Department
                    Covol Technologies, Inc.
                    3280 North Frontage Road
                    Lehi, Utah 84043
                    Telephone Number: (801) 768-4481.

                                  RISK FACTORS

     You should consider carefully the following risk factors and other information in this document before investing in our Common Stock.

     Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. Such information can be identified by the use of "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. These statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements.

History of Losses; No Assurance of Profit

     We have incurred total losses of approximately $31,000,000 from our beginning through June 30, 1998. Although we earned net income for the quarters ended March 31, 1998 and June 30, 1998, revenue for these quarters may not be indicative of future results. These two quarters included income from one-time payments of advance license fees. We may not be profitable in the future.

Availability of Section 29 Tax Credits Not Assured

     Section 29 of the Internal Revenue Code provides a tax credit for the production and sale of qualified synthetic fuel. We received a Private Letter Ruling (PLR) from the Internal Revenue Service (IRS) in which the IRS agrees that synthetic fuel manufactured using Covol's technology qualifies for the
Section 29 tax credits. At least six other PLRs have been issued by the IRS to licensees of Covol's technology. These rulings may be modified or revoked by the IRS if the IRS adopts regulations that are inconsistent with these rulings. Also, a PLR may not apply if the actual practice differs from the information given to the IRS for the ruling. Therefore, tax credits may not be available in the future, which would materially adversely impact the Company. See "The Company -Tax Credits."

     We and our licensees believe the synthetic fuel facilities built and completed by June 30, 1998 are eligible for Section 29 tax credits. However, the ability to claim the tax credits is dependent upon a number of conditions including, but not limited to, the following: (i) the facilities were constructed pursuant to a binding contract entered into on or before December 31, 1996; (ii) all steps were taken for the facility to be considered placed in service; (iii) manufacturing procedures are applied to produce a significant chemical change and hence a "qualified fuel"; (iv) the synthetic fuel is sold to an unrelated party; and (v) the owner of the facility is in a position to use the tax credits. The IRS may challenge the Company or our licensees on any one of these or other conditions. Also, the Company or its licensees may not be in a position to claim the tax credits.

Commercial Feasibility Without Tax Credits Not Assured

     The synthetic fuel facilities that qualify under Section 29 receive economic benefits from the tax credits in addition to the benefits, if any, from operations. It is possible that synthetic fuel facilities that are not eligible for tax credits cannot be built and operated profitably.

     Section 29 allows tax credits expire on December 31, 2007. If the credits are eliminated or not extended and we are unable to develop other applications of Covol's technology, the loss of tax credits would have a material adverse effect on the Company.

Applications of Technology

     We have developed and patented technologies related to the agglomeration of wastes and by products from the coal, coke and steel industries. We have also tested in the laboratory the agglomeration of other materials. However, to date we have only commercialized our synthetic fuel application. The other applications have not been commercialized or proven out in full-scale operations. We may not be able to employ these other application profitably. See "The Company - Covol Technology and Business Strategy."

Need for Additional Funds

     We will need substantial additional funds in the near future for: (i) debt repayments, (ii) working capital, and (iii) implementation of our business strategy. Our cash needs will be different depending on operations of the synthetic fuel facilities. Adequate funds may not be available when needed or on terms acceptable to us. Insufficient funds would have a material adverse effect and may cause us to delay, scale back, or eliminate research and product development programs or other business initiatives. See "The Company Business Strategy."

Dependence on Third Parties

     We depend on licensees to commercially employ our technology. The payments received by us as royalties and binder sales are proportionate to the level of production and sales of the synthetic fuel. While we believe we have contracted with quality licensees, our licensees may not successfully operate the facilities or may operate them in a way that does not maximize payments to us. See "The Company - Synthetic Fuel Manufacturing Facilities."

Acceptance of Products

     We are uncertain of the market acceptance of products manufactured using Covol's technology. The synthetic fuel product competes with standard coal products. Moisture control, hardness, special handling requirements and other characteristics of the synthetic fuel product may affect its marketability. For these and other possible reasons, customers may not purchase the synthetic fuel products made with our technology. While some licensees have secured contracts for the sale of a portion of their production, the licensees may not secure market contracts for their synthetic fuel products at full production levels.

Supply of Raw Materials

     We and our licensees have not secured all the raw materials needed to operate the facilities for the full term of the tax credit. Some of the owners of facilities are constructing coal washing facilities to provide feedstock and some of the facilities may require relocation during the term of the credit in order to obtain necessary raw materials for operation. Although we believe there are ample feed stocks available for the synthetic fuel facilities, raw materials may not be available at reasonable commercial terms. See "The Company - Supply of Raw Materials."

Dependence upon Key Personnel

     We rely on the services of key individuals to operate our business. We may not have sufficient management to implement the increased business envisioned by our business strategy.

     Our success depends on: (i) the continued work of key employees and (ii) our ability to attract new personnel to implement our business strategy. We have employment agreements with some of our executives which may be terminated only for good reason. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect our business.

Government Regulation

     We believe the synthetic fuel facilities satisfy regulations regarding the discharge of pollutants into the environment. We or the facility owners may be subject to fines for any violation of regulations due to design flaws, construction flaws, or operation errors. A violation may prevent a facility from operating until the violation is cured. We or our licensees may be liable for environmental damage from facilities not operated within environmental guidelines. See "The Company - Government Regulation."

Competition

     We experience competition from: (i) other alternative fuel technology companies and their licensees, (ii) companies that specialize in the disposal and recycling of waste products generated by coal, coke, steel and other resource production, and (iii) traditional coal, fuel, and natural resource suppliers. Competition may come in the form of the licensing of the competing technologies or in the marketing of end products. We currently have limited experience in manufacturing and marketing. Many of our competitors have greater financial, management and other resources than we have. We may not be able to compete successfully. See "The Company - Competition."

Limitation on Protection of Intellectual Property

     We rely on patent, trade secret, copyright and trademark law, confidentiality agreements and other security measures to protect our intellectual property. These rights or future rights or properties may not protect our interests in present and future intellectual property. Competitors may successfully contest our patents or may use concepts and processes which enable them to circumvent our technology. See "The Company - Proprietary Protection."

Technological Change

     Alternative fuel sources and the recycling of waste products are the subject of extensive research and development. If a competitive technology were developed which greatly increases the demand for waste products or reduces the costs of alternative fuels or other resources, the economic viability of our technology would be adversely affected.

     Furthermore, we may not be able to develop or refine Covol's technology to apply to specific current needs for synthetic fuel or other applications that we have not yet commercialized as discussed in our business strategy. See "The Company - Business Strategy."

Operations Liability Insurance

     We are exposed to potential operational liability risks which are inherent in the manufacturing of industrial products. While we have placed insurance with the intent of covering this risk, there can be no assurance that operation of these facilities will not expose us to operational liabilities beyond our insurance coverage.

Absence of Dividends

     We have never paid and do not intend to pay dividends on Common Stock in the foreseeable future. In addition, dividends on Common Stock cannot be paid until cumulative dividends on our outstanding Preferred Stock are fully paid.

Possible Volatility of Share Price

     Our Common Stock is traded on the Nasdaq National Market System. The market for our Common Stock has been volatile. Factors such as announcements of production or marketing of synthetic fuel from the synthetic fuel facilities, technological innovations or new products of Covol or our competitors, government regulatory action, litigation, patent or proprietary rights developments, and market conditions in general could have a significant impact on the future market for the Common Stock. You may not be able to sell Common Stock at or above your purchase price.

Common Share Rights Are Subject to Preferred Share Rights

     We have issued Preferred Stock that has preferential dividend rights, which dividends will accumulate if unpaid. Dividends on Common Stock are prohibited until the preferential rights of the Preferred Stock are satisfied. If the Company is liquidated, the Preferred Stockholders are entitled to liquidation proceeds after creditors but before Common Stockholders. The Preferred Stock has the right to convert to Common Stock, and is redeemable by the company.

Future Sales of Common Stock

     As of September 30, 1998, we had approximately 16,650,000 shares outstanding or issuable upon conversion of warrants, options and convertible preferred stock. Approximately 3,960,000 shares are issuable upon exercise or conversion at prices that currently exceed the market price. This number does not reflect additional shares we may issue pursuant to anti-dilution provisions. We have the authority to issue additional Common Stock and Preferred Stock and to issue options and warrants to purchase shares of Common Stock and Preferred Stock without stockholder approval. We may issue stock in the future at values below current market prices which would cause dilution.

Dilution from Convertible Securities, Warrants, and Options

     As of September 30, 1998, the Company had commitments to issue approximately 2,335,750 shares of Common Stock to current and prior management, consultants, advisors and board of director members, under option agreements. Approximately 1,144,750 options are exercisable at prices below current market price. To the extent the stock options are exercised, stockholder interests in the Company will be diluted. If the market value of the Common Stock decreases significantly, the offering price in the Company's private placements or public offerings may decrease causing dilution of ownership to other stockholders. Exercise of options or warrants may have an adverse effect on the trading price and market of the Company's Common Stock. A significant portion of underlying shares are subject to registration rights which may affect our ability to raise additional capital.

Potential Conflicts of Interest

     We intend to continue to commercialize Covol's technology through partnerships or limited liability companies of which the Company may be a general partner or manager. There are risks involved in commercializing the technology through entities that have other investors. We may experience conflicts of interest in connection with our projects. For example, the Company's relationship as general partner of a limited partnership owning and operating a facility may be in conflict with the interests of the Company's stockholders.

Past Compliance Issues

     In 1997 we received a notice of violation and order of compliance from the State of Utah, Division of Air Quality alleging improper asbestos handling. We signed a settlement with the state and paid a fine in the amount of $11,000. In 1997 the U.S. Environmental Protection Agency began its own investigation. The U.S. Attorney has proceeded with a grand jury inquiry. The outcome of this matter may have adverse effects on the Company.

                                   THE COMPANY

     Covol Technologies Inc. ("Covol" or the "Company") is a technology development company focused on "Recycling Yesterday's Waste into Tomorrow's Resources."

Company History

     The Company was originally incorporated in Nevada in 1987 under the name Cynsulo, Inc. In 1988, the Company consummated an initial public offering of its Common Stock. Subsequently, the Company acquired all of the issued and outstanding shares of McParkland Corporation and changed its name to McParkland Properties, Inc. ("McParkland"). McParkland invested in discounted notes and contracts through the Federal Deposit Insurance Corporation. The purchase of McParkland was rescinded in February 1989, and the Company's name was changed to Riverbed Enterprises, Inc. In 1990, the Company's focus was changed to the growing and marketing of certain agricultural products. In 1991, the Company acquired technology consisting of binding agents used to make briquettes. From 1991 to 1995 the Company focused on the research and development of better and stronger binding agents principally for iron reverts, coal and coke. The Company's name was changed to Enviro-Fuels Technology in 1991, to Environmental Technologies Group International in 1994, and to Covol Technologies, Inc. in 1995, at which time the Company was reincorporated in Delaware.

     In 1995, management of the Company recognized the applicability of its technology to produce synthetic fuel. Since 1996, the primary focus of the
Company  has  been  on  developing  and   commercializing   the  synthetic  fuel
technology.

Industry Background

     As a result of comprehensive efforts by government and business to address the environmental implications of business as well as recognizing the need for efficiently utilizing diminishing resources, the recycling industry was established to recycle, recover and/or enhance by-products and waste streams. Covol has developed a family of technologies for agglomerating and upgrading fine materials from wastes and by-products to capture their inherent resource value (the "Company Technologies").

     Coal mines, ferrous and non-ferrous metals producers, and other industries produce waste by-products. Notwithstanding the significant potential value of such waste by-products, these industries have not been able to implement cost-effective processes whereby such resources can be captured and utilized. Storage and disposal of these by-products is costly. The Company Technologies are designed to process by-products from the coal and metals industries into valuable fuels and resources. The Company's primary focus over the past two years has been the commercialization of the coal applications of the Company Technologies.

     The Company Technologies can be used to transform coal fines into a usable fuel. Coal fines are small particles of coal produced as a waste by-product of coal production. Coal fines can be found throughout coal producing regions of the United States and the world. A recent study of the coal industry estimated that there are greater than 2 billion tons of coal fines residing in waste ponds and landfills in the United States alone. Millions of tons are added to this amount each year. Although coal fines have significant inherent fuel value, they present recovery and handling challenges that make it difficult to capture that value. The Company's coal technology molecularly bonds the coal fines into a formed fuel. Because this process is accomplished through a significant chemical reaction, the resulting product is classified as a "synthetic fuel" within the meaning of Section 29 of the Internal Revenue Code (the "Code"), and is eligible for significant tax benefits. The synthetic fuel may be more easily handled and transported. Depending upon the coal fines used as feedstock, the composition of the fuel varies in its Btu, ash, sulfur and other content. The end markets for the synthetic fuel are as divergent as the markets for coal. End users of synthetic fuel may require different types and quality of fuel. As the composition of coals differ, the technology may be customized to address the specific needs or desired characteristics of the prospective customer.

     The Company Technologies can be used to transform coke breeze into usable coke. Coke is required as a fuel to melt and reduce iron oxides into metallic iron. Coke, which is processed metallurgical coal, is the primary material which is reasonably economical in terms of not only being a reducing agent in the iron making process but a fuel source as well. Current U.S. production of coke is approximately 22 million tons (based on U.S. Department of Energy estimates). Coke breeze is a fine residue by-product resulting from the production, handling and storage of coke and is marketable in its "breeze" state because of its high carbon and Btu value. In tests, the Company has succeeded in agglomerating coke breeze into hard briquettes that show the product's potential to withstand the weight, heat and other environmental factors inside of metal making furnaces, demonstrating the potential to capture incremental value above briquette processing costs.

     The Company Technologies can be used to transform iron reverts into usable iron. Mill scale, bag-house dust, furnace sludges, blast furnace dust and other iron rich materials ("reverts") are all waste by-products created by steel producers. These by-products produce environmental problems for the steel industry. Notwithstanding the potential value in these revert materials, the steel industry historically has not developed efficient processes whereby these valuable resources can be economically captured and utilized. Approximately 775 million tons of finished steel are consumed annually in the world with the U.S. producing approximately 100 million tons. The capture of even a fraction of the waste and by-product of this steel production in the U.S. alone will provide millions of tons of feedstock material for processing. On a test basis, the Company Technologies have been demonstrated to be capable of producing briquettes from iron revert. Such briquettes can be further processed in metal reducing furnaces to form iron, a substitute for scrap or pig iron, a common form of feed material used in the steel industry.

     Additional fuel or resource by-products which the Company has identified and tested with the Company's technologies include: molybdenum, silicon carbide, grinding swarf, lead dross, zinc oxide, titanium dioxide, phosphorous, and charcoal. Briquettes containing these by-products would be marketed to the core industry such as ferrous and non-ferrous metals producers.

     Except for the synthetic fuel application, the applications of the Company Technologies listed above have not been applied in commercial operations. No assurance can be given that the Company will be able to apply these applications profitably.

Company Technologies

     The Company has developed a family of technologies designed to agglomerate and process wastes and by-products that are in a fine particulate state into usable fuels and resources in the form of briquettes, pellets or extrusions. These technologies provide a methodology by which fuels or resources may be "engineered" with enhanced value-added qualities, such as moisture reduction, elimination or neutralization of pollutants (e.g., sulfur dioxide and nitric oxide), improvement of handling strength, reduction of non-combustible materials, and manufacture into uniform shapes or sizes to maximize efficiencies in combustion or in processing. The resulting products manufactured using the Company Technologies are broadly categorized as "Engineered Fuels" and "Engineered Resources" and can be marketed to utilities, ferrous and non-ferrous metal producers, and other major industrial users.

     The fine by-products and waste materials in the form of dust, sludges, and fines such as coal fines, iron reverts and coke breeze, are chemically bonded together. In simplified terms, the Covol process takes the feedstock (wastes or other resource rich by-products) to be bonded and mixes them with chemical reagents. The mixed materials are conveyed into a briquetter or a pelletizer or an extruder which utilizes pressure in conjunction with a chemical reaction to shape the material into the desired size and density required for the specific application. The materials may be further processed to meet specific market requirements.

     The chemical binding agents used in synthetic fuel production are patented and the resulting proprietary products are produced and sold by other parties under contract with the Company. The Company has contracted with Dow Chemical Company to produce chemical binder materials for the production of synthetic fuel made from coal fines. Substantially all of the equipment and machinery used in the Covol process is considered standard or "off-the-shelf" and is commercially available both domestically and internationally.

     The Company has been issued seven U.S. patents and four foreign patents and has other U.S. and foreign patents pending. The patented technology principally relates to reverts, coke, coal and other carbonaceous materials. The Company is in the process of expanding the existing patents and preparing applications for new patents attributable to related waste recovery applications. See "The Company - Proprietary Protection."

Business Strategy

     The Company Technologies represents the foundation for the Company's business strategy. The Company believes that its success is dependent upon its ability to adapt and commercialize its technologies to the "engineering" of industrial wastes and by-products into value-added fuels and resources. The Company has divided its strategy into general areas it terms as "the four pillars of strength", including Engineered Fuels, Engineered Resources, Licensing and Technology Transfer and Strategic Acquisitions.

     Engineered Fuels. Engineered fuels include fuels recovered or enhanced primarily from carbonaceous materials. The Company Technologies provides a use for fuel-rich wastes and by-products by agglomerating them for improved handleability and processing, and making such modifications as may be required for a given application of the resulting fuel (e.g., reduced moisture, increased hardness, enhanced Btu value). The Company's initiatives in engineered fuel includes applications of its technology in the manufacture of briquetted synthetic fuel, coke breeze and silicon carbide.

     For the past two years the Company's business strategy has been focused almost exclusively upon synthetic fuel. There are currently 24 synthetic fuel facilities located in 8 states that are utilizing the Company's synthetic fuel Technology. Twenty of the facilities are owned by unaffiliated third parties and four are currently owned by the Company. Two of the four facilities owned by the Company are under option to sell to royalty paying licensee candidates and the Company is pursuing the sale of the remaining two facilities.

     Most of the synthetic fuel facilities were initially placed into operation in the second calendar quarter of 1998 and are currently in the process of ramping up production and securing off-take contracts for product sales. The Company is working with its licensees in securing coal fines feedstock, fine tuning production and determining formulations of binding materials to produce optimal marketable end products. The Company and its licensees are also in the process of securing marketing contracts for the synthetic fuel. Several of the owners of facilities are building or contemplating building wash plants to wash the coal fines which are then processed into synthetic fuel. The securing of feedstock, refinement of production and product quality and the marketing of the synthetic fuel product all have a direct bearing on the amount and timing of royalties from the synthetic fuel facilities. Accordingly, optimizing the production of these facilities is currently the Company's highest priority.

     The Company has received advance license fees attributable to most of the 24 synthetic fuel facilities. In the future, most of the revenues attributable to such facilities are expected to come from royalties that are tied to production and sale of synthetic fuel pursuant to licensing agreements in place. The Company also expects to generate net revenues from the sale of binder materials to the facilities. The Company also intends to sell its currently owned synthetic fuel facilities. However, the Company may retain an ownership interest in certain facilities to optimize after-tax returns to the Company.

     The Company believes it is possible that the Company's technologies can be applied profitably in the agglomeration of coal fines into synthetic fuel without the benefit of a tax credit. There are millions of tons of coal fines in the U.S. and internationally that could be washed and briquetted, and, in the opinion of the Company, sold at a reasonable profit above fines purchase and processing costs. Additionally, the Company Technologies are well-adapted to the processing of "ultra fines", the face powder sized coal fines created in preparing coal for use. Ultra fines can be recovered by equipping coal preparation facilities with modern float cell technology. These ultra fines have historically been slurried into waste impoundments and, depending upon the preparation facility, might constitute as much as 10% of the coal product processed. The Company Technologies allow for the agglomeration of such fines in order to remove the high levels of moisture these fines contain and transforms the fines into a form where they can be handled and sold. Finally, there are certain coals with high inherent moisture levels (e.g., Powder River Basin Coals). The processing of these coals with the Company Technologies may reduce the moisture levels to enhance Btu values and combustion efficiencies, while reducing the transportation costs of fuel. The Company intends to aggressively pursue the synthetic fuel applications referred to above and similar coal applications.

     Another engineered fuel application the Company is pursuing is coke. Coke is processed metallurgical coal which serves as both a fuel as well as a reducing agent in iron and steel making. Coke "breeze" is a fine particle by-product resulting from the production and handling of coke. The agglomeration of coke breeze into briquettes that are fabricated to withstand the rigors of handling, heat and weight in metal making furnaces results in a significant value-added fuel and resource. The Company has patented technology and is in the process of patenting additional technology related to coke processing. The Company has acquired property where coke and coke breeze has been landfilled. Covol intends to attempt to recover this coke and to briquette a portion of it for use as a fuel as described above.

     Silicon carbide is a product manufactured from a blend of carbonaceous materials and high silica sand. In addition to its principle use in the abrasives industry, silicon carbide is also used as an alloying agent and a high-quality fuel in specialized metal making applications. This application is covered under existing and applied-for patents. The Company has not yet tested the agglomeration of silicon carbide in a full-scale operation.

     Engineered Resources. Steel mills, nonferrous metal producers and other mineral industries produce wastes and by-products that may contain valuable unrecovered resources. Furthermore, such wastes often create environmental compliance, storage and disposal problems. The Company's technologies provide a methodology whereby these waste materials and by-products may be processed to extract inherent resources, to transform the materials into a form that facilitates the extraction of inherent resources, or to enhance the materials with qualities that add value or modifies the resource materials for alternative uses. The resulting products are collectively referred to as "engineered resources." The Company has not yet commercially applied the Company's technologies in engineered resources. However, the Company has devoted significant research and development and capital in improving and perfecting its technology for these applications, particularly in the processing of iron revert materials.

     During the steel-making process, steel mills produce, among other waste by-products, revert materials, which are small particles containing iron-rich materials. The Company Technologies are able to bind iron reverts into briquettes which may be further processed in reducing furnaces to reclaim the iron and other materials. The Company believes that products produced from iron revert could be marketed at prices which are competitive with other sources of iron and that this technology will be attractive in addressing the environmental issues surrounding the disposal of waste by-products generated in the steel making process.

     The Company will seek to enter into collaborative arrangements with steel and iron producers to build, equip and operate briquetting and processing plants on-site at the producers facilities. The Company believes that such arrangements will benefit both the Company and the metal producers because they will: (i) provide the Company with an ongoing supply of inexpensive revert materials while ensuring a ready customer for the briquettes produced, (ii) provide the steel producer with an economical means to dispose of waste materials while providing a ready source of briquettes and/or iron feedstock; and (iii) minimize transportation costs for waste by-products, raw materials and briquettes, thereby increasing the economic competitiveness of the Company's products.

     The Company has developed and tested its technologies with other fine particulate wastes and by-products, including: molybdenum, titanium dioxide, grinding swarf, lead dross, zinc oxide and phosphorous. The Company intends to further evaluate these and other engineered resource applications.

     Licensing and Technology Transfer. The Company believes that the Company's technologies includes valuable intangible properties in the form of patents, processes, formulations and know-how. The Company intends to devote significant human and capital resources in the continued development and refinement of various applications of these technologies. The Company intends to augment its efforts through technical support from major suppliers of binding materials. The Company has entered into licensing agreements with third parties for the use of its synthetic fuel technology. The Company intends to actively pursue additional licensing, joint venture and other collaborative arrangements with coal, coke, ferrous and non-ferrous metals producers and other resource producers to utilize the Company's technologies in recycling, recovering or enhancing fuels and resources from wastes and by-products, both domestically and worldwide.

     Strategic Acquisitions. Covol has a unique opportunity to pursue acquisitions that are synergistic with the Company's financial and ecological objectives and initiatives. The Company Technologies may be applied to waste streams that are of little or no value. When coupling the value-added dimensions of the technologies with the tax benefits from Company owned qualified synthetic fuel facilities, the Company has the capability of capturing significant additional financial returns from prospective acquisition targets. The

Company intends to pursue possible acquisitions of businesses aligned to the industries in which the Company's technologies may be applied.

     The Company occupies a prominent position in the synthetic fuel industry. The Company intends to broaden its position in this industry and other resource industries through the acquisition or licensing of technologies that are complementary to the Company Technologies.

Tax Credits

     Section 29 of the Code provides a credit (the "Section 29 Credit") against regular federal income tax with respect to sales of qualified fuel to an unrelated party. Where more than one person has an interest in a qualified facility, the Section 29 Credits generated by the facility are allocated pursuant to the proportional interests of such persons in the facility.

     In order to qualify as a solid synthetic fuel produced from coal for purposes of the Section 29 Credit, the produced fuel must differ significantly in chemical composition, as opposed to physical composition, from the alternative substance used to produce it. The Company has received a Private Letter Ruling ("PLR") from the IRS in which the IRS, based on representations made to it by the Company, agreed that the synthetic fuel technology produces a significant chemical change to coal fines and this qualifies the end product as a solid synthetic fuel. Accordingly the IRS concludes, based on the facts presented to it, that: (i) the Company, with the use of its patented process, produces a "qualified fuel" within the meaning of Section 29 of the Code; and
(ii) assuming the other requirements of Section 29 are met, the sale of the "qualified fuel" will entitle the Company to claim the Section 29 Credit in the taxable year of sale. In its ruling, the IRS noted that no temporary or final regulations pertaining to one or more of the issues addressed in the PLR have been adopted and that the PLR will be modified or revoked by the adoption of temporary or final regulations to the extent the regulations are inconsistent with any conclusions in the PLR. The IRS notes, however, that a PLR is not revoked or modified retroactively, except in rare and unusual circumstances, provided certain criteria are satisfied, including that: (i) there has been no misstatement or omission of material facts, (ii) the facts at the time of the transaction are not materially different from the facts on which the PLR was based, (iii) there has been no change in the applicable law, (iv) the PLR was originally issued for a proposed transaction and (v) the taxpayer directly involved in the PLR acted in good faith in relying on the PLR, and revoking the PLR retroactively would be to the taxpayer's detriment. The Company received its PLR in September 1995. At least six other PLRs covering twelve of the synthetic fuel facilites, have been obtained by third parties in connection with licenses of the Company's technology. However, all PLRs are only binding with respect to the specific projects addressed in the PLR and may only be relied on by the party that has obtained the PLR.

     The Section 29 Credit is subject to the passive activity rules of Section 469, and therefore may not be available to individuals and closely held corporations.

     The Section 29 Credit is equal to approximately $6.10 in 1997 dollars for each oil barrel equivalent ("OBE") of the qualifying fuel produced and sold. This equates to approximately $20.00-$28.00 per ton of synthetic fuel briquettes, depending upon the Btu content. The OBE is defined generally as an amount of fuel having a 5.8 million Btu content. The Section 29 Credit allowed may not exceed the taxpayer's regular tax liability reduced by certain other credits. The credit cannot be utilized to offset the Alternative Minimum Tax.

     The Section 29 Credit was designed to provide protection for qualifying fuels against market price declines, and it is therefore subject to a phaseout (under an annually adjusted formula) after the unregulated oil price reaches specified levels. In 1997 dollars, the credit would have phased out had the reference price for oil exceeded $47.78 per barrel, but the reference price determined for 1997 was $18.92 and no phaseout occurred. There presently is no reference price for 1998. The credit is also subject to reduction insofar as an otherwise qualifying facility benefits from grants or subsidized financing provided by federal, state or local governments, or from tax-exempt bond financing.

     Section 29 of the Code contains no provision for carryback or carryforward of Section 29 Credits. Once earned, the credits are not subject to subsequent recapture. By virtue of the various limitations and other factors described above, there can be no assurances that any particular amount of Section 29 Credit will be allowable and usable.

     During 1996, certain of the time periods applicable to the Section 29 Credit were extended. The Section 29 Credit will, under present law, be available for sales of qualified fuels completed before January 1, 2008 to the extent attributable to production from facilities placed in service by June 30, 1998, provided that such facilities were constructed pursuant to a binding written contract in effect as of December 31, 1996.

Synthetic Fuel Manufacturing Facilities

     The following table represents a summary of the twenty four synthetic fuel manufacturing facilities constructed and placed in operation before June 30, 1998 by the Company and its licensees.


                           [INTENTIONALLY LEFT BLANK]



                                                   SYNTHETIC FUEL MANUFACTURING FACILITIES

    Name of Facility        No. of      Location                    Owner/Licensee2                    Operator         Annual Rated
                            Plants1                                                                                       Capacity
                                                                                                                           (tons)3
--------------------------    ---  ----------------------       ----------------------------     ---------------------   ----------
Utah Synfuel #1                1   Price, Utah                  Coaltech No. 1 L.P.4             Company                   360,000
Carbon Synfuel                 1   Price, Utah                  Company5                         Company                   360,000
Mojave Synfuels                1   Laughlin, Nevada             Savage Industries Inc.           Flyash Haulers, Inc.      280,000
Birmingport                    1   Mulga, Alabama               Birmingham Syn Fuel, L.L.C.6     Birmingham Syn Fuel,      360,000
                                                                                                 L.L.C.
Brookwood                      1   Brookwood, Alabama           PacifiCorp Syn Fuel, L.L.C7      PacifiCorp Syn Fuel,      360,000
                                                                                                 L.L.C.
Pumpkin Center #1 & #2         2   Flat Creek, Alabama          PacifiCorp Syn Fuel, L.L.C.5     PacifiCorp Syn Fuel,      720,000
                                                                                                 L.L.C.
Norton                         1   Norton, Virginia             PC Virginia Synthetic Fuel       Constellation             600,000
                                                                #1, L.L.C.
Chelyan                        1   Chelyan, West Virginia       PC West Virginia Synthetic       Constellation             600,000
                                                                Fuel #1 L.L.C.
Muddlety                       1   Muddlety, West Virginia      PC West Virginia Synthetic       Constellation             600,000
                                                                Fuel #2 L.L.C.
Eckman                         1   Eckman, West Virginia        PC West Virginia Synthetic       Constellation             600,000
                                                                Fuel #3 L.L.C.
Appalachian Synfuel            2   Peccus, West Virginia        Appalachian Synfuel, L.L.C.      AT Massey                 720,000
Mountaineer Synfuel            1   Tallmansville, West Virginia Company8                         Anker                     360,000
Pocahontas Synfuel             1   North Fork, West Virginia    Company                          Company                   360,000
Ginger Hill                    1   Ginger Hill, Pennsylvania    Ginger Hill Synfuels, L.L.C.     Maple Creek Mining        300,000
Robena                         1   Paisley, Pennsylvania        Robena, L.L.C.                   Consolidation Coal        580,000
Commonwealth Synfuel           1   Karthaus, Pennsylvania       Company                          River Hill Coal           360,000
Pennsylvania Synfuel Project   1   Somerset, Pennsylvania       Somerset Fuels, L.L.C.           Somerset Fuels, L.L.C.    600,000
USA Coal, #1, #2, #3, & #4     4   Pawnee, Illinois             A.J.G. Financial Services, Inc.  USA Coal                1,440,000
Pleasant Ridge                 1   Alledonia, Ohio              Pleasant Ridge Synfuels, L.L.C.  Ohio Valley Coal          340,000
                               --                                                                                       ----------
            Total             24                                                                                         9,900,000
------------------------------------

     1 A plant is the finished product from a binding construction agreement entered into on or before December 31, 1996 to construct a synthetic fuel manufacturing facility.

     2 Most owners/licensees are special purpose entities themselves owned by one or more other companies. The Company intends to sell all or part of each facility that the Company owns. The Company has no current ability to use the potential tax benefits that the Company's facilities can produce.

     3 This is an amount as engineered and determined by equipment manufacturers. Most facilities are not yet operating at rated capacity and no facility has operated for a 12-month period. There is no assurance that the facilities will operate at capacity in the future.

     4 Coaltech No. 1 L.P. ("Coaltech") consists of AJG Financial Services, Inc., (a wholly-owned subsidiary of Arthur J. Gallagher & Co.) and Square D Company (a wholly-owned subsidiary of Groupe Schneider), as limited partners, and the Company as 1% general partner. The Company has entered into an operating agreement with Coaltech to operate the Utah Synfuel #1 facility.

     5 The Company has granted Coaltech an option to purchase the facility. See "Business - Sale of Facilities."

     6 Birmingham Syn Fuel, L.L.C. is an affiliate of PacifiCorp Financial Services, Inc.

     7 PacifiCorp Syn Fuel, L.L.C. is an affiliate of PacifiCorp Financial Services, Inc.

     8 The Company granted Mountaineer Synfuel, L.L.C. an option to purchase the facility. The purchase option transaction for the Mountaineer facility provides that the Company is the managing member of Mountaineer Synfuel, L.L.C. See "Business - Sale of Facilities."

     Company Contracts. Consistent with Section 29 requirements, in December 1996 the Company entered into fourteen design and construction agreements (the "1996 Construction Agreements") for the design and construction of new synthetic fuel manufacturing facilities each having capacity of approximately 360,000 tons per year. Depending upon the specific agreement, the contractor was either The Industrial Company ("TIC"), CEntry Constructors & Engineers, PICOR or Centerline Engineering Corporation ("Centerline"). The PICOR contracts were part of a joint venture with Savage Industries. The 1996 Construction Agreements, among other things, required that the plants be placed in service by June 30, 1998.

     The Company obtained financing and successfully constructed five facilities from the 1996 Construction Agreements. Of these, one was built by TIC for the Company and sold to Birmingham Syn Fuel, L.L.C. (a special purpose entity owned by PacifiCorp Financial Services, Inc.), two were built for the Company by Centerline and are under option for sale (to Mountaineer Synfuel, L.L.C. and to Coaltech No. 1 L.P.) and two were built by TIC and are still for sale by the Company (Pocahontas Synfuel and Commonwealth Synfuel). See "The Company - Sale of Facilities."

     The Company assigned four other 1996 Construction Agreements to licensees and those licensees successfully constructed four facilities as follows:

     Fluor Corporation. The Company assigned two of the 1996 Construction Agreements with Centerline to Appalachian Synfuel L.L.C. ("Appalachian"), a wholly owned subsidiary of Fluor Corporation. The facilities were built at A.T. Massey Coal Company, Inc.'s ("A.T. Massey") Marfork Prep Plant Site near Peccus, in Boone County, West Virginia. In conjunction with the assignment of the two contracts, the Company entered into a license agreement with Appalachian for the use of the Company's technology. Under the agreement, the Company has received an advance license fee. A quarterly license fee is also to be paid based upon the Btu of product produced and sold up to a prescribed amount of production per year. The Company also granted Appalachian the right to pay a lump sum payment for the facilities, in lieu of quarterly license fees over the term of the agreement. The Company will provide binder to the facility on a cost plus basis.

     Pelletco Corporation. The Company assigned two of the 1996 Construction Agreements with Centerline to affiliates of Pelletco Corporation. One contract was assigned to Pleasant Ridge Synfuels, L.L.C. which constructed a facility in Alledonia, Ohio. One contract was assigned to Ginger Hill Synfuels, L.L.C. which constructed a facility at Ginger Hill, Pennsylvania. In connection with these two facilities, the Company entered into technology license and binder sales agreements providing the Company with advanced license fees and quarterly license fees equal to 50% of the licensees' net cash flow. The Company will provide binder to the two facilities on a cost plus basis.

     Unused Contracts. The Company did not build facilities under five of its fourteen Construction Agreements, including the two PICOR contracts as part of a joint venture with Savage Industries. The 1996 Construction Agreements provided for penalties if the construction was not pursued by the Company. The Company accrued this liability during the fiscal year ended September 30, 1997 and the remaining liability at September 30, 1998 is $954,000.

     Additional  Licensed  Facilities.   In  addition  to  the  nine  facilities
constructed under the Company's 1996 Construction Agreements, the Company licensed its technology to eight licensees for use at fifteen facilities constructed by these licensees.

     In total, the Company has licensed or constructed plants using the Company's synthetic fuel technology at 24 synthetic fuel facilities that operate at 18 locations in the Rocky Mountain, Southern Appalachia, Central Appalachia, Northeast Appalachia, Northwest Appalachia, and Illinois Basin primary coal supply regions of the United States.

      A facility generally consists of a conditioner and binder additive and mixing system, agglomeration equipment, a product dryer, and other supporting systems. However, each facility was individually engineered and constructed, including systems and components specially selected by the respective owners, so that there is variation in features from facility to facility.

     License and Binder Supply Agreements. All non-Company entities that have constructed or own facilities using the Company Technologies have entered into a technology license and binder supply agreement with the Company. Most license agreements provide for an advance license fee of $1.39 per ton of rated capacity (e.g. $500,000 for a plant with 360,000 annual tons of capacity), payable upon reaching project milestones. The Company has received the majority of its advanced license fees. In addition, pursuant to the license agreement, the licensee pays a quarterly earned license fee at a prescribed dollar amount multiplied by the amount of Btus in the product produced and sold during the calendar quarter. The prescribed dollar amount is subject to adjustment based upon the "inflation adjustment factor" as set forth in Section 29 of the Code. In some cases, the amount to be paid is subject to adjustment to the extent that licensees incur an operating loss on the production and sale of synthetic fuel (exclusive of the amount licensee pays as a license fee for the use of the technology). Some license agreements also provide for a goal fee based on time schedules and production amounts. The license agreements generally have a term until the later of (i) January 1, 2008 or (ii) the corresponding date after which tax credits may not be claimed or are not otherwise available under
Section 29 of the Code.

     The Company also agrees, pursuant to the binder supply agreements, to provide binder material to licensees for the manufacture and production of synthetic fuel. The price for the binder sold to the licensees falls into two categories: (i) a fixed price, or (ii) an amount equal to the Company's cost plus a prescribed mark-up. In some cases, the mark-up may be reduced to the extent the licensee incurs a loss on the production and sale of synthetic fuel, but not below the Company's cost for such binder materials. The binder is manufactured by Dow Chemical Corporation ("Dow") for the Company utilizing the Company's patented and proprietary technology. The Company arranges with Dow for shipping of the binder directly to the facilities.

     Company Synthetic Fuel Facility Operations. The Company is the operator at three facilities: Utah Synfuel #1, Carbon Synfuel, and Pocahontas Synfuel. Because Utah Synfuel #1 is not owned by the Company, the Company has an operating agreement with the owner, Coaltech. The operating agreement provides that the Company will act as operator of the facility for a quarterly fee based upon the amount of synthetic fuel produced and sold per year. The Company cannot predict with any certainty the amount of fees that may be generated under its operating agreement.

     The Company has contracts with two other companies to operate the Company's facilities at Commonwealth Synfuel and Mountaineer Synfuel. At the Commonwealth location, River Hill Coal Company is the operator of the facility, and at Mountaineer, Upshur Property, Inc. (an affiliate of Anker Energy Corporation) is the operator. Both operating contracts compensate the operator with a prescribed fee plus reimbursement of costs.

Supply of Raw Materials

     The synthetic fuel manufacturing facilities use coal fines as the primary feedstock to produce synthetic fuel. Accordingly, a supply of coal fines is essential to the feasibility of a synthetic fuel manufacturing facility.

     Historically, lower quality coal and mining refuse and small pieces of coal were discarded into refuse piles or impoundments. Today, coal preparation and material handling technologies have reduced the amount of coal that is discarded, but coal fines generated by coal mining and preparation are still problematic in the industry. With some variation, most consumers of coal only purchase coal with an ash content of 12% or less. Discarded coal fines are typically too high in ash content to be used as-is in making marketable synthetic fuel. To make use of fine coal refuse, owners of synthetic fuel plants must either blend the refuse with "clean" coal in appropriate proportions to yield an acceptable ash content, and/or clean the coal refuse itself. Clean coal can be purchased from traditional coal marketers. Coal fines cleaning is a distinct technology and to implement it successfully requires analysis of the particular coal refuse to determine plant design and to determine whether feedstock can be economically produced. Capital requirements for coal cleaning or preparation plants adequate to supply a synthetic fuel plant can be in excess of $4 million.

     In facilities owned and operated by licensees, the licensee secures its own supply of coal fines. Licensees that are also coal producers utilize their own feedstock sources. Nonproducer licensees secure deposits of coal fines to supply their facilities. The Company has arranged for the supply of coal fines for the following facilities it owns or operates:

     Utah Synfuel #1 and Carbon Synfuel. In February 1997, the Company entered into a contractual arrangement with a non-affiliated party, Earthco, to acquire the NEICO coal fines and to lease property to conduct fines recovery and preparation activities at a location near Wellington, Utah (approximately six miles from the Utah Plant site). The Company paid an initial amount to Earthco upon execution of the lease agreement to acquire the fines and lease the associated land and will continue to make quarterly payments through May 2002. The Company constructed a preparation plant at the site which became operational in May of 1998 and which produces feedstock from the acquired raw fines for the Utah Synfuel #1 and Carbon Synfuel facilities. The estimated quantity of clean coal fines at this site is 2 million tons. Additional fines will be required to supply the longer term requirements of Utah Synfuel #1 and Carbon Synfuel.

     Pocahontas Synfuel. In May 1997, the Company entered into a joint venture with Black Diamond Enterprises, Inc. ("BDE") by which BDE has certain rights to market the synthetic fuel produced at the facility and a percentage of the net proceeds received by the Company from the project. In addition, BDE is to provide coal fines to the Pocahontas Synfuel facility. BDE owns the land in McDowell County, West Virginia upon which the facility is located and which land includes a fines pond and other coal refuse containing an estimated 1.2 million tons of recoverable clean fines. BDE and Covol plan to construct a preparation plant to clean the raw BDE fines. To date, neither the Company nor BDE have begun construction of a preparation plant. In addition to the fines at the Pocahontas site, an affiliate of BDE operates a waste coal recovery operation with an estimated 350,000 tons of recoverable clean fines. The Company has also acquired waste coal on a site near the project with an estimated 500,000 recoverable clean tons. After cleaning, the coal fines from these reserves are high in Btu, low in ash, and low in sulfur. Until a preparation plant can be permitted, financed and constructed at Pocahontas, the Company is purchasing coal fines from local sources for processing at the facility.

     Commonwealth. The Commonwealth Synfuel facility is located on property owned by River Hill Coal Company, Inc. ("River Hill"). River Hill has approximately 6 million tons of leased and permitted coal reserves which it actively mines. River Hill has agreed to provide up to 400,000 tons per year of coal fines from its mining and preparation plant operations to the Commonwealth facility.

     Mountaineer. The Mountaineer Synfuel facility is located on property owned by Upshur Property, Inc., an affiliate of Anker Energy Corporation ("Anker"). Anker has agreed to provide the feedstock requirements for the facility for a period of ten years, up to 480,000 tons of feedstock per year. Anker will supply the feedstock from various sources owned or controlled by Anker, including preparation plant operations and fines ponds. The price for the feedstock varies based upon the source of the coal fines and the costs of recovery. The site contains a fines refuse pond which is serving as a partial source for feedstocks and a preparation plant is planned to increase the quality and amount of feedstock coming from the site refuse pond.

     Supply of Binder. The Company purchases its patented and proprietary binder from Dow Chemical Company ("Dow") under a ten year agreement under which the Company pays a prescribed price per pound of binder. The Company arranges with Dow the delivery of the binder from its manufacturing plants to each of the synthetic fuel facilities owned, operated, or licensed by the Company.

Sale of Facilities.

     The Company and its affiliates have developed and sold or have granted an option to sell to buyers four synthetic fuel facilities. The following is a summary of each option or sale:

     Utah Synfuel #1. On March 10, 1997, Utah Synfuel #1 Ltd. ("US#1"), a Delaware limited partnership in which the Company was at the time a 64% owner and general partner, sold the Utah Synfuels #1 facility ("Utah Plant") for $3.5 million, in the form of a nonrecourse promissory note bearing interest at 9.6552% per annum and payable in 44 equal quarterly installments (the "Utah Note"), all in accordance with a Utah Project Purchase Agreement, dated as of March 7, 1997, between the Company, US #1 and Coaltech No. 1 L.P. ("Coaltech") (the "Utah Purchase Agreement"). The sale of the Utah Plant resulted in a loss of approximately $581,000 to US#1. The Utah Note is secured by a security interest in the Utah Plant, and in the event of a default under the Utah Note, the Company's and US#1's sole right to recovery is limited to the Utah Plant without recourse against Coaltech.

     The Company granted Coaltech a put option to require the Company to purchase from Coaltech the Utah Plant if (i) all of the Coaltech limited partners are unable to utilize the federal income tax credits under Section 29 of the Code, (ii) the economic benefits accruing to or experienced by all of the Coaltech limited partners differ significantly from what was initially projected, or (iii) there is a permanent force majeure or material damage or destruction of the Utah Plant. If the put option is exercised prior to the third anniversary date of the grant, the option price will be equal to the fair market value of the limited partnership interests of the optionees on a going concern basis, but in no event will the option price exceed 50% of the capital contributions made by the optionees to fund payments due under the Utah Note, the Utah License Agreement and broker fees. If the put option is exercised on or after the third anniversary date, the option price will be $10 and the optionees will not be entitled to any other payments.

     As part of the sale of the Utah Plant, the Company and US#1 entered into a Supply and Purchase Agreement with Coaltech. Under the agreement, the Company agreed to provide coal fines to the Utah Plant for processing into synthetic fuel at an amount equal to the Company's per ton costs (including any wash costs). Furthermore, US#1 agreed to purchase from Coaltech the synthetic fuel produced at Coaltech's cost plus one dollar per ton. Coaltech has the right to market its synthetic fuel to a third party, with US#1 having a right of first refusal to purchase such synthetic fuel. The Company has incurred a loss each quarter in connection with this agreement.

     Carbon Synfuel. In connection with the Utah Purchase Agreement, the Company on March 10, 1997 entered into an option agreement with Coaltech to sell a second facility ("Carbon Synfuel") located at the Utah Plant. If Coaltech exercises its option, the Company will sell the second line of synthetic fuel manufacturing equipment including the building, binder plant, and other equipment that were not part of the Utah Plant sale. The terms of the option provide that Coaltech would purchase Carbon Synfuel on the same terms as Coaltech's purchase of US#1.

     Since the Utah Plant and Carbon Synfuel facility were first placed in service they have experienced several problems, including inadequate clean coal fines as a feedstock for operations, inadequate end product strength, and inability to market to end-consumers the synthetic fuel product produced from the feedstock.

     The Utah Synfuel #1 and Carbon Synfuel facility are currently operating at well below their rated capacity. The Company and its licensee have incurred a loss on the production of synthetic fuel at the Utah Synfuel #1 and Carbon Synfuel facilities.

     In order to provide coal fines to the Utah Plant, the Company entered into a purchase agreement with Earthco to acquire the NEICO coal fines. See "The Company - Supply of Raw Materials -- Utah Synfuel #1 and Carbon Synfuel." The estimated amount of clean coal fines equivalent at the NEICO site is 2 million tons. The NEICO fines require washing. The Company constructed a wash plant at the NEICO coal fines site which supplies coal fines to Utah Synfuel #1 and Carbon Synfuel. The cost for the plant was approximately $8 million. The financing for the construction of the wash plant was provided in part by AJG Financial Services, Inc. ("AJG"), and is evidenced by a debenture of the Company to AJG which is secured by the wash plant assets. The debenture bears interest at 6% per annum with principal and interest being due and payable in two years. As additional consideration to AJG for financing the wash plant, the Company, in October 1997, agreed to grant AJG warrants to purchase approximately 430,000 shares of Company Common Stock, with fifty percent of the shares having a purchase price of $10 per share and fifty percent of the shares having a purchase price of $20 per share. The warrants expire two years from issuance.

     Birmingham Syn Fuel. Alabama Synfuel #1 Ltd. ("AS#1"), a Delaware limited partnership in which the Company was at the time a 74% owner and general partner, sold the Birmingham Syn Fuel/Birmingport facility (the "Alabama Plant") to Birmingham Syn Fuel, L.L.C. ("BSF") a wholly-owned subsidiary of PacifiCorp

Financial Services, Inc. (together with any affiliates, "PacifiCorp"), on March 6, 1998. The purchase price for the Alabama Plant was $6,500,000 payable in the form of a nonrecourse promissory note secured by certain portions of the Alabama Plant.

     Mountaineer Synfuel. On May 5, 1998 the Company entered into a purchase agreement to sell the Mountaineer synthetic fuel facility to Mountaineer Synfuel, L.L.C. ("Mountaineer"), a Delaware limited liability company. The agreement is subject to numerous conditions, including but not limited to, the obtaining of a PLR from the IRS, and the production of a product that meets certain specifications. There is no assurance that Mountaineer will exercise its option with respect to the purchase of this facility. At the time of the purchase agreement, the Company entered into a financing agreement with Mountaineer to finance up to $8.25 million for project construction and operations working capital. The Company's obligation to repay the amounts borrowed is secured by the assets of the project. Under a license agreement, the Company will provide use of its technology and Mountaineer will pay a quarterly license fee based upon the synthetic fuel product produced and sold during the quarter. The Company will also supply binder material to the project on a cost plus basis. Presently, Mountaineer and the Company are negotiating an extension to the purchase option and new terms for the existing and additional financing from Mountaineer.

     In addition to the four facilities sold or under option to sell, the Company owns and operates two synthetic fuel manufacturing facilities that the Company has for sale. One facility is referred to as Commonwealth Synfuel, located near Karthaus, Pennsylvania. The other Company-owned facility for sale is referred to as Pocahontas Synfuel near North Fork, West Virginia. Several entities have expressed interest in the purchase of the facilities, but the Company cannot give assurance that it will successfully sell either or both facilities.

Research and Development

     The Company has devoted and continues to commit significant human and capital resources to the development, refinement and commercialization of the Company Technologies in the engineered fuel and engineered resource applications. The Company is currently focusing its R&D efforts principally on the synthetic fuel technology, including refinements to the process methodology, enhancements to the base binder formulations to address product quality issues, and continued testing and development of other binder materials for the production of synthetic fuel. The Company is also currently conducting R&D related to application of the Company Technologies to iron revert materials, coke breeze, silicon carbide and other waste product or resource materials.

     The Company's intellectual property base consists of seven U.S. and four international patents relating to the Company Technologies as applied to coal, reverts, coke and other carbonaceous materials. The Company's R&D efforts will be directed toward perfecting and expanding these technologies and the filing for patents for proprietary intangible property developed. See "The Company - Proprietary Protection."

Proprietary Protection

     The Company has the following tradenames and patents covering certain aspects of the Company's technology:

     Tradenames:

     Covol Technologies, Inc.; Alabama Synfuel #1, Ltd.; Utah Synfuel #1 Ltd.; wholly-owned subsidiaries -- Flat Ridge Corporation and Engineered Fuel Technologies, Inc.

     Trademarks and Service Marks:

     United States Trademark Registration  No. 2,038,742 for licensing  services
     identified  by  "Covol",   "Recycling  Yesterday's  Waste  Into  Tomorrow's
     Resources."

     United States Patents:

     United States Patent No. 5,453,103, which issued 26 September 1995.

     United States Patent No. 5,487,764, which issued 30 January 1996.

     United States Patent No. 5,589,118, which issued 31 December 1996.

     United States Patent No. 5,599,316, which issued 4 February 1997.

     United States Patent No. 5,738,694, which issued 14 April 1998.

     United States Patent No. 5,752,993, which issued 19 May 1998.

     United States Patent No. 5,807,420, which issued 15 September 1998.

     Foreign Patents:

     European Patent Office # 96905442.8-2307 filed May 1, 1998.

     Australian #686624 filed on January 21, 1994; filed with U.S. Patent Office as No. 184099 on May 28, 1998.

     New Zealand #266060 filed on April 7, 1994; filed with U.S. Patent Office on February 20, 1998.

     Republic of Trinidad and Tobago #970147 filed under PCT/US96/01798 on February 8, 1996.

Other United States, Patent Cooperative Treaty, and Foreign Patent Applications are pending.

Government Regulation

     The Company's and its licensees' present and proposed synthetic fuel operations are subject to federal, state and local environmental regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of waste products. In order to establish and operate the synthetic fuel plants, the Company and its licensees obtained various state and local permits. The Company has obtained all permits required to date, believes that it will be able to obtain future permits without inordinate difficulty or expense and that it is in substantial compliance with all material laws and regulations governing the synthetic fuel operations. The Company believes that environmental compliance for new synthetic fuel plants will not entail significant costs. However, the Company's synthetic fuel operations may entail risk of environmental damage and the Company may incur liabilities in the future arising from the discharge of pollutants into the environment or from its waste disposal practices.

     The Company's and its licensees' present and proposed synthetic fuel operations are also subject to federal and state safety and health standards. Compliance to applicable safety and health standards is verified through periodic inspections by regulatory agencies. Failure to comply with safety and health standards could have a material adverse affect on the Company, e.g., a regulatory inspector could close the operation until compliance levels are achieved.

     The Company is committed to providing effective management of worker safety and health protection. The Company periodically contracts with independent safety and industrial hygiene inspectors in order to measure a facility's regulatory compliance. In addition, the Company has developed a safety policy designed to raise and maintain a high level of safety awareness by both management and employees.

     Failure to obtain necessary permits to construct and operate synthetic fuel plants could have a material adverse effect on the Company. Other developments, such as the enactment of more stringent environmental laws and regulations, could require the Company to incur significant capital expenditures. If the Company does not have the financial resources or is otherwise unable to comply with such laws and regulations, such failure could also have a material adverse effect on the Company.

Competition

     The Company may experience competition from other alternative fuel technology companies and their licensees, particularly those companies with technologies to produce coal based solid synthetic fuels. Competition may come in the form of the licensing of the competing technologies or in the marketing of end products qualifying as synthetic fuel. Competition includes, but is not limited to, Carbontec, Krystal Bond, KFx Inc. and Startec Inc. The Company will also experience competition from traditional coal and fuel suppliers and natural resource producers in addition to those companies that specialize in the disposal and recycling of waste products generated by coal, coke, steel and other resource production. Many of these companies have greater financial, management and other resources than the Company. The Company anticipates that it will be able to compete effectively although there can be no assurance that it will do so successfully.

Employees

     The Company currently employs approximately 96 persons full-time. Approximately 31 of such persons are in corporate administration including research, development and marketing, and 65 are in synthetic fuel and coal washing operations. None of these employees are covered by a collective bargaining agreement.

Disputes and Legal Proceedings

     Asbestos Investigation. In January 1996, a manager of the Company entered property owned by Nevada Electric Investment Company ("NEICO"), a subsidiary of Nevada Power Corporation, in connection with an offer by the Company to purchase the property, and with certain other employees of the Company, removed some asbestos over a two-day period. In May of 1996 the Company received a notice of violation and order for compliance from the State of Utah, Division of Air Quality alleging that asbestos was improperly handled, removed, and disposed of. The Company complied with the order and in September of 1996 entered into a settlement agreement with the State of Utah and paid a fine in the amount of $11,000. In late 1997 the U.S. Environmental Protection Agency began its own investigation, referring the matter to the U.S. Attorney's office which proceeded with a grand jury inquiry. The Company does not know of the results of the grand jury inquiry or whether the inquiry is completed. The Company is defending the matter, but there is no assurance that it will not adversely affect the Company.

     Indemnification to Centerline. In December 1996, the Company entered into six indemnification agreements with Centerline whereby the Company agreed to indemnify Centerline should it be required to pay liquidated damages to PacifiCorp under various design and construction agreements for six coal agglomeration facilities. Under the original terms of the various design and construction agreements, if the facilities were not completed by June 1, 1998 then $750,000 in liquidated damages for each facility would be due and payable by Centerline. The indemnification agreement only applied if PacifiCorp actually decided to build the facilities with Centerline as the design/builder. PacifiCorp elected to not build three of the projects, and therefore the indemnity agreement with respect to those facilities no longer applies. Accordingly, the maximum amount of contingent liability to the Company under the indemnification agreements is $2,250,000 ($750,000 per design and construction agreement).

     Counsel for Centerline has notified the Company that a dispute exists between Centerline and PacifiCorp which may require indemnification by the Company. The Company has been advised that the dispute is proceeding to arbitration.

     Pace Loan. In December of 1996 the Company entered into license agreements with affiliates of Pace Carbon Fuels, L.L.C. (collectively "Pace") for the use of the Company's technology at four synthetic fuel manufacturing facilities owned by Pace. In 1998 Pace requested a reduction in the license fees payable to the Company under the license agreements. Upon condition of immediate payment by Pace of advance license fees, the Company agreed to a reduction in future license fees. This reduction was accomplished by a ten year loan agreement whereby the Company would loan to Pace up to $750,000 each quarter beginning in November 1998. The Company's loan to Pace will be repaid at the end of the ten years only if the Pace projects have accumulated sufficient prescribed earnings. Pace has requested a loan of $750,000 for the

November 1998 quarter. The Company believes that its current loan obligation to Pace is limited to the earned license fees payable to by the Company for the quarter ended September 30, 1998, which is believed to be approximately $300,000.


                                MATERIAL CHANGES

     The Company has experienced the following material events since the date of filing of its last Annual Report on Form 10-K, which have not previously been the subject of subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K:

     1.       Partnership Conversions

     In 1996, the Company formed two limited partnerships, Alabama Synfuel #1 Ltd. ("AS#1") and Utah Synfuel #1 Ltd. ("US#1"), to assist with the financing of construction at two synthetic fuel manufacturing facilities. These two facilities have been sold and are now owned by Birmingham Syn Fuel, L.L.C. and Coaltech No. 1 L.P. On September 9, 1998 the Company offered the limited partners in US#1 and AS#1 an exchange of the Company's Common Stock for their limited partnership interests. The exchange ratio was based in part on an independent valuation of the limited partnership's assets and other factors including but not limited to current and future expected cash flow of the partnerships and current market values of the Company's Common Stock as quoted on NASDAQ. The exchange ratio for US#1 was 112.828 shares of Common Stock per each limited partnership unit and 125.97 shares for each AS#1 limited partnership unit. The limited partnership's units originally sold for $1,000 per unit.

     As of November 10, 1998, all of the limited partners had elected to exchange their limited partnership interests for shares of the Company's Common Stock and accordingly these partnerships are now wholly-owned subsidiaries of the Company.


     2.       Financings

     During September 1998 the Company completed a financing of $1,500,000 that consisted of the sale of 55,555 units at $27.00 per unit. A unit consisted of three shares of restricted common stock of the Company plus one warrant to purchase one share of restricted common stock at a price of $12.00. The warrants expire September 16, 2000 if not exercised.

     During November 1998, the Company completed a financing transaction that consisted of $400,000 of debt and approximately $3,500,000 of equity. The debt had a term of twelve months, bears interest at 15% per annum, with an interest only payment due in six months and with the balance of interest and principal due at maturity. The debt is collateralized by certain assets of the Company and is due prior to maturity upon the placement of long-term financing by the Company. The equity transaction consisted of the sale of at unit as a price of $5.00. A unit consisted of one share of restricted common stock of the Company plus a warrant to purchase one additional share of restricted common stock at an exercise price of $7.50. The warrants expire in twelve months if not exercised. The restricted stock and shares issuable pursuant to the related warrants have been provided piggyback registration rights.

                                 USE OF PROCEEDS

     The net proceeds from the sale of the Shares will be received by the Selling Stockholders. The Company will not receive any of the proceeds from any sale of the Shares by the Selling Stockholders.

     Some Selling Stockholders will acquire Shares upon exercise of Warrants. The exercise price of most Warrants exceeds the market price of the Common Stock on the date of this Prospectus.

                              SELLING STOCKHOLDERS

     The table below sets forth information as of November 16, 1998 with respect to the Selling Stockholders, including names, holdings of shares of Common Stock prior to the offering of the Shares, and the number of Shares being offered for each account. The amounts in the table assume full conversion of

Series A and B Preferred Stock held by a Selling Stockholder and exercise of all warrants held by a Selling Stockholder. The Registration Statement of which this Prospectus is a part was filed by the Company pursuant in part to registration rights granted to the Selling Stockholders and does not necessarily indicate a present intent to sell Common Stock by the Selling Stockholders.

                                              Number of Shares                                Shares Beneficially
                                                Beneficially             Shares to be            Owned After the
           Name and Address of                 Owned Prior to             Sold in the              Offering(1)(3)
             Beneficial Owner                 the Offering(1)              Offering(2)         Number         Percent
             ----------------                 ---------------              -----------         ------         -------
AJG Financial Services, Inc.                                                 140,642
                                                                            w432,544
Alder, Susan                                                                   5,400
                                                                              w1,667
Allen, George & Roy                                                            1,000
Allen, George                                                                  5,000
ALPCO                                                                          1,500
American Port Consultants                                                     15,000
Anderson, Bennett                                                             20,000
Anderson, Bennett & Rochelle                                                   4,000
Angel, Robert S.                                                               5,000
Apollo Salzburg Bank, Austria                                                 10,000
Asia Orient Enterprises Ltd.                                                  52,800
                                                                             w70,800
Baildon Holdings Pty Limited                                                  12,650
                                                                             w12,650
Banyan Investment                                                             18,000
                                                                             w88,095
Benson, Kirk                                                                 466,665
                                                                            w355,555
Black, Geoffrey                                                                4,400
                                                                              w4,400
Bours Family                                                                     160
Bradshaw, Brett                                                                1,200
Brannon, Ana                                                                   2,500
Busch, Lawrence                                                                9,000
Cartwright Holdings                                                          w35,000
Cecala, Enrico                                                                24,000
Chase, Michael H.                                                             25,000
                                                                             w42,142




                                              Number of Shares                                Shares Beneficially
                                                Beneficially             Shares to be            Owned After the
           Name and Address of                 Owned Prior to             Sold in the              Offering(1)(3)
             Beneficial Owner                 the Offering(1)              Offering(2)         Number         Percent
             ----------------                 ---------------              -----------         ------         -------
Citano Pty Limited ATF G.N. Willis                                             9,900
Family Trust                                                                  w9,900
Connors, Tom                                                                   5,000
                                                                              w5,000
Coralco Pty Limited                                                           11,000
                                                                             w17,000
Criddle, Mark & Jolynn                                                           600
Criddle, Mark                                                                  3,000
D'Ambrosio, Sue                                                                6,000
D'Ambrosio, Kara J.                                                            6,000
D'Ambrosio, Christianne                                                        1,200
D'Ambrosio, Louis                                                             24,000
Danks, Terri                                                                  15,000
Danks, Donald                                                                w78,583
Davey, Miranda                                                                14,850
                                                                             w14,850
Dean, Gordon                                                                  21,435
Dekramer, Karen                                                                2,400
Diamond Jay Ltd. Co.                                                         w85,713
                                                                           AP460,571
Dickinson, Douglas                                                           w10,000
Elinora Investments                                                          w40,000
Emery, Robert                                                                    200
Forrester Family                                                               6,000
Forrester, Michael G.                                                         30,000
Foster, Craig                                                                 24,200
                                                                             w24,200
Fraser, C.                                                                    w4,000
Freadhoff, Kieth                                                              15,000
Fun Enterprises Pty Limited                                                    2,500
                                                                            w104,738
Gonolek                                                                      w16,000
Gronning, Eugene                                                               2,000




                                              Number of Shares                                Shares Beneficially
                                                Beneficially             Shares to be            Owned After the
           Name and Address of                 Owned Prior to             Sold in the              Offering(1)(3)
             Beneficial Owner                 the Offering(1)              Offering(2)         Number         Percent
             ----------------                 ---------------              -----------         ------         -------
G T Investments                                                                5,500
                                                                              w5,500
Hannan, David                                                                 w5,000
Hannes, Damien                                                                16,500
                                                                             w31,500
Hardcastle, Lloyd                                                             11,000
Hardcastle, Larry                                                                400
Harper, Prudence                                                              11,000
                                                                             w28,750
Hartman, Doug                                                                 18,000
Haus & Company                                                                50,000
Jensen, W. Reed,                                                               8,000
Johnson, Joe                                                                w552,000
Kamdar, Kiran                                                                  1,800
Kaufmann, Marvin TTEE                                                         18 400
Kelley, Steven                                                                 9,000
KGB Family Ltd.                                                                  400
Khaled, Michael                                                               45,000
Krueger, Siegfried                                                             1,500
Lakeshore Securities                                                           8,400
Lanier, Judson                                                                 9,000
Leech, Gary                                                                   w5,000
Love, Michael                                                                 w3,000
Lowe, Raymond                                                                 18,000
Lundgren, Ken                                                                  4,000
Merinda Controls Pty Limited                                                  22,000
                                                                             w22,000
McOmber, Roger                                                                14,285
                                                                             w14,285




                                              Number of Shares                                Shares Beneficially
                                                Beneficially             Shares to be            Owned After the
           Name and Address of                 Owned Prior to             Sold in the              Offering(1)(3)
             Beneficial Owner                 the Offering(1)              Offering(2)         Number         Percent
             ----------------                 ---------------              -----------         ------         -------
Michelsen, Fredrick Lynn                                                       5,500
                                                                              w5,500
Mills, Diana                                                                   2,500
                                                                             w19,950
                                                                            BP13,887
Montesi, Diane                                                                w8,332
Montesi, Joe Jr.                                                             w33,332
Montesi, Joe Sr.                                                              w8,332
Moubray Corporation                                                           41,250
                                                                             w76,338
                                                                               4,000
Mower, Clark                                                                 w12,000
Muhlestien, Tim                                                                   81
Mygunyah Pty Ltd.                                                             w3,000
Pacific Asset Investment Limited                                               2,200
                                                                              w2,200
Olafson, Gregory                                                              19,500
Perwick Holdings                                                              36,000
Peterson, Mark                                                                28,000
                                                                             w20,000
Peterson, Nancy                                                                3,000
                                                                             w20,000
Pillsbury, Taylor & Jill                                                         100
Pillsbury, Taylor                                                                500
Pooley, John                                                                  w3,000
Purmort, Andrew                                                                7,500
Reflex Nominees Limited                                                        4,400
                                                                              w7,400
Roberts, John                                                                 17,600
                                                                             w24,600
Ropner, Paul                                                                  15,000
Ropner, Paul BP                                                                3,000
Shelley, David                                                                w9,000
Smith, Edwin                                                                   4,000
                                                                              w4,000




                                              Number of Shares                                Shares Beneficially
                                                Beneficially             Shares to be            Owned After the
           Name and Address of                 Owned Prior to             Sold in the              Offering(1)(3)
             Beneficial Owner                 the Offering(1)              Offering(2)         Number         Percent
             ----------------                 ---------------              -----------         ------         -------
Smith, Robert                                                                 26,000
                                                                             w33,000
Southwest Securities, FBO Keith                                               13,000
Wisbaum
Sowby, James & Teri                                                            3,600
Stamford Holdings                                                             11,358
                                                                             w46,569
Stanley, Geoff                                                                w5,000
Stapleton, James P.                                                            6,000
Steel Number 4 Investments Limited                                            20,900
                                                                             w20,900
S&N Partnership                                                                9,000
Thomas, William                                                               18,000
Turnbow, Lynn                                                                 10,000
Vanderhoof, Mike                                                              30,000
                                                                             w78,583
Whisper Investment                                                             8,400
                                                                              w7,334
White, Dennis                                                                 12,000
Wilson, Douglas                                                                5,000
Wolt, Eddie                                                                    2,500
Wolt, Linda                                                                    4,000
Wolt, Scott                                                                   10,000
Wright, Nicholas H.                                                           20,000
                                                                             w50,000
                                                                             328,425
Wright, Stephen                                                                4,000
                                                                              w4,000
Yang, Paul, JC, & Dorothy Jones                                                5,000
York Investment                                                              w25,000

To Be Designated                                                             515,353
                                                                              w4,286
---------------------------------------

(1) Includes Common Stock issuable to the Selling Stockholder on exercise of warrants or conversion of Series A and Series B Preferred Stock.

(2) This column indicates shares of Common Stock; shares issuable on exercise of Warrants by the letter "w"; shares issuable upon the conversion of Series A Preferred Stock by the letters "AP;" and shares issuable upon conversion of Series B Preferred Stock by the letters "BP."

(3) Assumes that the Selling Stockholder sells all Common Stock being offered.


                              PLAN OF DISTRIBUTION

     This Prospectus relates to the offer and sale by the Selling Stockholders of Common Stock of the Company. Selling Stockholders offering up to 2,586,154 Shares currently own such Shares. Selling Stockholders offering up to 2,641,808 Shares have the right to acquire such Shares on exercise of warrants previously issued by the Company. The remaining Shares may be received by the Selling Stockholders on conversion of Series A Preferred Stock or Series B Preferred Stock which they owned as of the date of this Prospectus.

     The Series A Preferred Stock is convertible from time to time by the holders thereof based upon the original purchase price of $1,000 per preferred share, plus accrued dividends thereon, divided by $7.00 per share of Common Stock. Dividends on any Series A Preferred Stock accrue at 6% per annum. There are 3,224 shares of Series A Preferred Stock outstanding.

     The Series B Preferred Stock is convertible from time to time by the holders thereof based upon the original purchase price of $7.00 per preferred share, plus accrued dividends thereon, divided by $7.00 per share of Common Stock. Dividends on any Series B Preferred Stock accrued at 7.29% per annum which dividend rate was adjusted on March 18, 1998 to the two year Treasury Bond rate plus 1 1/2% per annum. There are 12,858 shares of Series B Preferred Stock outstanding. Approximately 90% of the Series B Preferred Stock was converted into 308,425 shares of Common Stock during October 1998.

     If the remaining Series A Preferred Stock and Series B Preferred Stock converted into Common Stock, the total number of Shares of Common Stock issued on conversion would be approximately 474,458 shares. The actual number of Shares being offered by the Selling Stockholders who hold Preferred Stock may be more or less than this amount depending upon the amount of dividends which accrue on the Preferred Stock prior to conversion into Common Stock. The conversion price for each class of Preferred Stock is subject to antidilution adjustment.

     Any distribution of the Shares by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq Stock Market or on one or more exchanges on which the Shares are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; or (d) by any other legally available means.

     The Selling Stockholders and such underwriters, brokers, dealers or agents, upon effecting a sale of the Shares, may be considered "underwriters" as that term is defined by the Securities Act.

     Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, discounts or concessions may be allowed or re-allowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

     The Company has agreed to indemnify certain of the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders may be required to make in respect thereof.


                                  LEGAL MATTERS

              The validity of the Shares offered hereby are being passed upon for the Company by Callister Nebeker & McCullough, Salt Lake City, Utah.


                                     EXPERTS

              The  consolidated  financial  statements  of the  Company  and its subsidiaries, included in the report on Form 10-K of the Company for the fiscal year ended September 30, 1997 referred to above have been audited by
PricewaterhouseCoopers LLP, independent accountants, as set forth in their report dated December 31, 1997, accompanying such financial statements, and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

              Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing to the extent covered by consents filed with the Commission.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


     Item 14.  Other Expenses of Issuance and Distribution.

              The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the Shares being registered hereby.



SEC Registration Fee......................................  $8,992.64
Accountants' Fees and Expenses............................   5,000.00
Legal Fees and Expenses................................... 120,000.00
Miscellaneous.............................................  10,000.00
                                                            ---------

     TOTAL................................................$143,992.64

--------------------

     *  Estimated, subject to change.


         Item 15.  Indemnification of Directors and Officers.

                  Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify its officers, directors, employees and agents (or persons who have served, at the corporation's request, as officers, directors, employees or agents of another corporation) against the expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors, officers, employees or agents, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reason to believe his conduct was unlawful, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or any other court in which the suit was brought, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         The Registrant's Certificate of Incorporation, as amended, has the following indemnification provisions:

                  This Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law in existence either now or hereafter.

         The Registrant's By-laws similarly provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by the Delaware Law.

         Item 16.  Exhibits.

Exhibit
Number              Description                                         Location


2.1     Agreement and Plan of Reorganization, dated July 1, 1993           (1)
        between the Registrant and the Stockholders of R1001

2.2     Agreement and Plan of Merger dated August 14, 1995 between         (1)
        the Registrant and Covol Technologies, Inc., a Delaware corporation

2.3     Stock Purchase Agreement, dated July 1, 1993, among the            (1)
        Registrant, Lloyd C. McEwan, Michael McEwan, Dale F. Minnig and Ted C. Strong regarding the purchase of Industrial
        Management & Engineering, Inc. and Central Industrial
        Construction, Inc.

2.4     Stock Sale Transaction Documentation, effective as of September    (1)
        30, 1994, between the Registrant and Farrell F. Larson regarding Larson Limestone Company, Inc.

2.5     Stock Purchase Agreement dated February 1, 1996 by and among       (1)
        the Registrant, Michael McEwan and Gerald Larson regarding the sale of State, Inc., Industrial Engineering & Management, Inc., Central Industrial Construction, Inc., and Larson Limestone
        Company, Inc.

2.5.1   Amendment to Share Purchase Agreement regarding the sale of        (1)
        the Construction Companies

2.5.2   Amendment No. 2 to Share Purchase Agreement regarding the          (2)
        sale of the Construction Companies

3.1     Certificate of Incorporation of the Registrant                     (1)

3.1.1   Certificate of Amendment of the Certificate of Incorporation of    (1)
        the Registrant dated January 22, 1996

3.1.2   Certificate of Amendment of the Certificate of Incorporation       (3)
        dated June 25, 1997

3.1.3   Certificate of Designation, Number, Voting Powers, Preferences     (4)
        and Rights of the Registrant's Series A 6% Convertible Preferred
        Stock (Originally designated as Exhibit No. 3.1.2)

3.1.4   Certificate of Designation, Number, Voting Powers, Preferences     (5)
        and Rights of the Registrant's Series B Convertible Preferred
        Stock  (Originally designated as Exhibit No. 3.1.3)

3.2     By-Laws of the Registrant                                          (1)

2.1     Agreement and Plan of Reorganization, dated July 1, 1993           (1)
        between the Registrant and the Stockholders of R1001
        between the Registrant and the Stockholders of R1001
3.2.1   Certificate of Amendment to Bylaws of the Registrant dated         (1)
        January 31, 1996

3.2.2   Certificate of Amendment to the Bylaws dated May 20, 1997          (3)
        (Originally designated as Exhibit No. 3.2.1)

3.2.3   Certificate of Amendment to the Bylaws dated June 25, 1997         (3)
        (Originally designated as Exhibit No. 3.2.2)

5.1     Opinion of Callister Nebeker & McCullough regarding legality of    **
        shares

23.1    Consent of PricewaterhouseCoopers LLP
                               *
24.1    Power of Attorney (included in Part II of this Registration
        Statement)
-----------------

*        Attached hereto.
**       To be filed by Amendment.


Unless another exhibit number is indicated as the exhibit number for the exhibit as "originally filed," the exhibit number in the filing in which any exhibit was originally filed and to which reference is made hereby is the same as the exhibit number assigned herein to the exhibit.

(1) Incorporated by reference to the indicated exhibit filed with the Registrant's Registration Statement on Form 10, filed February 26, 1996.
(2) Incorporated herein by reference to the indicated exhibit filed with the Registrant's Registration Statement on Form 10/A, Amendment No. 2, dated April 24, 1996.
(3) Incorporated by reference to the indicated exhibit filed with the Registrant's Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 1997.
(4) Incorporated by reference to the indicated exhibit filed with the Registrant's Current Report on Form 8-K, dated August 19, 1997.
(5) Incorporated by reference to the indicated exhibit filed with the Registrant's Current Report on Form 8-K, for event dated September 18, 1997, filed October 28, 1997.
------------------------

         Item 17.  Undertakings.

         A.       The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii)  To  include  any  material   information  with
         respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         D.       The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule
424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                           [INTENTIONALLY LEFT BLANK]

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah on November 16, 1998.

                                           COVOL TECHNOLOGIES, INC.



                                           By: Brent M. Cook
                                               ---------------------------------
                                               Chief Executive Officer, Chairman

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Harlan M. Hatfield and Stanley M. Kimball and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature                      Title                         Date


Stanley M. Kimball             President and Director        November 16, 1998
--------------------
Name


Steven G. Stewart              Chief Financial Officer       November 16, 1998
--------------------
Name


DeLance W. Squire              Director                      November 16, 1998
--------------------
Name


James A. Herickhoff            Director                      November 16, 1998
--------------------
Name


Raymond J. Weller              Director                      November 16, 1998
--------------------
Name


John P. Hill, Jr.              Director                      November 16, 1998
--------------------
Name


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